Exhibit 99.1
USG CORPORATION INVESTMENT PLAN

Report on Audited
Financial Statements and Supplemental Schedule
For the Years Ended December 31, 2009 and 2008
With Report of Independent Registered Public Accounting Firm

USG CORPORATION INVESTMENT PLAN
December 31, 2009 and 2008
TABLE OF CONTENTS

Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-18

SUPPLEMENTAL SCHEDULE

I. Schedule of Assets (Held at End of Year)	19

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Pension and Investment Committee
USG Corporation
We have audited the accompanying statements of net assets available for benefits of the USG Corporation Investment Plan (the Plan) as of December 31, 2009 and 2008 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2009 and 2008, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental Schedule of Assets (Held at End of Year) is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. This supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Mitchell & Titus LLP
Chicago, Illinois
June 28, 2010

USG CORPORATION INVESTMENT PLAN
Statements of Net Assets Available for Benefits
December 31, 2009 and 2008

	2009	2008

ASSETS
Investments, at fair value	$583,322,674	$527,774,140

Receivables
Employee contributions receivable	382,999	414,591
Employer contributions receivable	38,753	83,559
Interest and dividends receivable	131,634	176,167

Total receivables	553,386	674,317

Total assets	583,876,060	528,448,457

LIABILITIES
Accrued administrative fees	307,092	385,543

Securities purchased but not yet paid	741,351	1,043,963

Total liabilities	1,048,443	1,429,506

Net assets available for benefits at fair value	582,827,617	527,018,951

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	14,359,411	30,666,599

Net assets available for benefits	$597,187,028	$557,685,550

The accompanying notes are an integral part of these statements.

USG CORPORATION INVESTMENT PLAN
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2009 and 2008

	2009	2008

Net assets available for benefits, beginning of year	$557,685,550	$687,102,666

Add (deduct)
Contributions
Corporation contributions	4,281,029	13,269,738
Employee contributions	28,299,963	37,984,956

	32,580,992	51,254,694
Transfers from other plans
Merger of Livonia Savings Plan	—	324,702
Merger of AIS Profit Sharing Plan	—	6,100,671

Total transfers from other Plans	—	6,425,373

Other income	—	281,464

Income (loss) from investments
Dividend income	4,505,493	4,525,846
Interest income	10,736,151	17,726,894
Realized loss on sale of investments	(34,925,537)	(14,019,260)
Unrealized appreciation (depreciation) for the year	100,270,944	(125,718,624)

	80,587,051	(117,485,144)

Total additions (net of investment losses)	113,168,043	(59,523,613)

Benefit payments	(72,199,552)	(68,499,802)
Administrative expenses	(1,467,013)	(1,393,701)

Total deductions	(73,666,565)	(69,893,503)

Net increase (decrease) in assets during the year	39,501,478	(129,417,116)

Net assets available for benefits, end of year	$597,187,028	$557,685,550

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 1	DESCRIPTION OF THE PLAN

The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan’s provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan’s provisions.

General

The USG Corporation Investment Plan, also known as the USG Corporation Investment Plan for Salaried Employees prior to January 1, 1989, was approved by the stockholders of the Corporation on May 11, 1977, and became effective on July 1, 1977. The Plan was subsequently amended and completely restated effective as of January 1, 1989 and most recently as of July 1, 1997 (restated Plan). The amendments and restatements incorporate all prior amendments to the Plan and make changes to reflect the merger of the USG Corporation Savings Plan for Hourly Employees and change the name of the Plan to the USG Corporation Investment Plan, effective January 1, 1989; and to implement the daily valuation of investments in the participants’ accounts at fair market value on each business day effective July 1, 1997.

The Plan was established to provide a means for eligible hourly and salaried employees to participate in the earnings of the Corporation, to build a supplemental retirement fund and to provide additional disability and death benefits.

Contributions

The Plan provides, among other things, that participants may contribute up to 20% (11% for highly compensated employees) of their eligible pay to the Plan through payroll deductions on a before-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant’s and the Corporation’s contributions. The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant’s account is distributable upon a participant’s retirement, disability, or death.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 1	DESCRIPTION OF THE PLAN (continued)

Investment Options

Employee contributions are invested by the Trustee in any one or a combination of nine funds: (a) common stock of USG Corporation (USG Common Stock Fund), (b) an equity index fund that provides investment results that are designed to correspond to the performance of publicly traded common stocks, as represented by the Standard & Poor’s 500 Composite Stock Price Index (Equity Index Fund), (c) a balanced fund that invests in several broadly diversified asset classes, including domestic and foreign common stocks and bonds, preferred stocks and cash (Balanced Fund), (d) a growth fund that invests primarily in equity securities of large market capitalization companies with earnings that are expected to grow at an above-average rate, but may be further diversified by investment of a small portion of the assets in domestic bonds, foreign common stocks and bonds, and cash (Growth Fund), (e) a small cap equity fund that seeks maximum long-term growth of capital by investing in common stock of rapidly growing U.S. small and mid cap companies with market capitalizations of less than $1.5 billion and $8.5 billion, respectively, at the time of initial investment (Small Cap Equity Fund), (f) a large cap value fund that seeks to provide long-term growth of principal and income by investing in common stocks of companies that appear to be temporarily undervalued by the stock market but have a favorable outlook for long-term growth (Large Cap Value Fund), (g) an international equity fund that seeks long-term capital appreciation through investments in common stocks of established non-U.S. companies (International Equity Fund), (h) a bond fund that seeks to provide current income and preservation of capital by investing in investment grade corporate debt securities, government bonds and mortgages in both U.S. and foreign markets, (Bond Fund) or (i) a managed separate account that seeks to preserve principal and income while maximizing current income by investing in a diversified pool of Guaranteed Investment Contracts (GICs), separate account GICs, synthetic GICs or Structured Investment Contracts (SICs) and Bank Investment Contracts (BICs) of varying maturity, size and yield (Stable Value Fund).

The Equity Index Fund is invested in the Vanguard Institutional Index Fund.

The Balanced Fund is invested in the Fidelity Puritan Fund.

The Growth Fund is invested in the American Funds Growth Fund of America.

The Small Cap Equity Fund is invested in the Vanguard Small Cap Growth Index Fund.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 1	DESCRIPTION OF THE PLAN (continued)

The Large Cap Value Fund is invested in the Dodge & Cox Stock Fund.

The International Equity Fund is invested in the Templeton Institutional Funds - Foreign Equity Fund — Primary Shares

The Bond Fund is invested in the PIMCO Total Return Fund — Institutional Class.

The Stable Value Fund is managed by JPMorgan Chase. At December 31, 2009, the Stable Value Fund was primarily composed of group annuity contracts maintained by banks and insurance companies.

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan by contacting Your Benefits Resources through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer out of the USG Common Stock Fund with the USG Corporate Secretary.

The Corporation makes a regular 25% matching contribution (effective January 1, 2009) and 50% matching contribution prior to 2009, up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period. Participants are vested in the Corporate contributions after three years.

If the Trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants’ accounts.

Forfeitures

Employer contribution amounts forfeited by terminated employees are applied as a credit against future Corporate contributions or used to pay administrative expenses and other fees of the Plan and are held in the Forfeiture Cash Account. Unallocated forfeiture balances as of December 31, 2009 and 2008 were approximately $308,591 and $198,967 respectively, and forfeitures used to reduce the Corporation’s contributions for 2009 were approximately $805,380.

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan on their hire date unless the employee elects not to join the Plan.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 1	DESCRIPTION OF THE PLAN (continued)

The fourteenth amendment to the Plan, effective January 1, 2006, states that any distributions made after the end of a Plan year in order to pass the discrimination test, shall be credited with income in accordance with Treasury regulations up to the date of the distribution. It also states that the change of a participant’s status from employee to leased employee does not constitute a severance of employment that would permit a distribution to the participant. Effective January 1, 2007, participants are allowed to direct up to a maximum of 25% of future participant contributions, and associated employer matching contributions, if any, into the USG Common Stock Fund.

The fifteenth amendment to the Plan added Supplement C to the Plan to allow for the merger of the former Livonia Building Materials Company Union 401(k) Savings Plan into the USG Corporation Investment Plan effective April 30, 2008. The merger of the Livonia Plan and the resulting transfer of assets from that plan were made in accordance with Sections 401(a)(12) and 414(l) of the Internal Revenue Code.

The sixteenth amendment to the Plan, effective August 1, 2007, further clarifies the provisions for hardship withdrawals. The amendment states that a hardship withdrawal may be taken only after the participant has borrowed the maximum amount available to him/her, establishes the minimum amount for a hardship withdrawal at $1,000 and sets a limit of two aggregate withdrawals within any 12 month period. The amendment also provides for an automatic six-month suspension of contributions to the Plan for a participant who has taken a hardship withdrawal.

The seventeenth amendment to the Plan added Supplement D to the plan to allow for the merger of the former All Interior Supply, Inc. Profit Sharing Plan into the USG Corporation Investment Plan effective September 25, 2008. The merger of the All Interior Supply Plan and the resulting transfer of assets from that plan were made in accordance with Sections 401(a)(12) and 414(l) of the Internal Revenue Code.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 1	DESCRIPTION OF THE PLAN (continued)

The eighteenth amendment to the Plan, effective January 1, 2008, made some technical changes to the Plan to put it in compliance with the latest regulations under IRS Section 415 including redefining certain terms used in subsections 7.8 and 7.9 of the Plan regarding “annual compensation” and “annual addition”, allowed for the inclusion of certain types of compensation in the calculation of a participant’s annual compensation if paid within 2-1/2 months after a participant’s severance from employment or end of the plan year that includes the date of the participant’s severance from employment, and gave the committee authority to take any actions deemed advisable to prevent an annual addition in excess of the maximum annual addition and identified which plans are to be combined in determining whether or not the total combined contributions to such plans exceed the maximum allowable for a given year.

Effective January 1, 2009, the eighteenth amendment also reduced the employers regular matching contribution that is made on up to the first six percent of an eligible participant’s basic contributions each pay period, to 25% from 50% for all pay periods ending on or after January 1, 2009.

The nineteenth amendment to the Plan provided for some minor technical changes to the Plan primarily to comply with certain provisions of the Pension Protection Act of 2006 and the HEART Act. Effective dates ranged from January 1, 2007 to 2010.

Plan Administration

The Plan funds are administered under the terms of a Trust agreement with The Northern Trust Company. The Trust agreement provides, among other things, that the Trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Hewitt Associates is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan. The Committee consists of nine members appointed by the Compensation and Organization Committee of the Corporation’s Board of Directors.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

At December 31, 2009 and 2008, there were approximately 10,154 and 11,483 participants in the Plan, respectively.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The amounts in the accompanying statements were accumulated from the reports of the Trustee (Note 1). The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end. The Company stock is valued at its quoted market price. Participant loans are valued at their outstanding balances, which approximate fair value. The fair value of the guaranteed investment contracts are calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. The underlying investments of the GICs include U.S. government securities and common collective trusts. The U.S. government securities are valued at the closing price reported in the active market in which the individual securities are traded. The common collective trusts were valued using the net asset value per share.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Payment of Benefits

Benefits are recorded when paid.

NOTE 3	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

The Stable Value Fund holds investments in synthetic guaranteed investment contracts (synthetic GICs) and cash and cash equivalents. The investments in synthetic GICs are presented at fair value, which equals the total of the fair value of the underlying assets plus the total wrapper value. The wrapper value is calculated by discounting the annual wrap fee over the duration of the contract assets. The wrapper value is $563,381 at December 31, 2009 and $659,868 at December 31, 2008.

In determining the net assets available for benefits, the synthetic GICs are recorded at their contract values, which are equal to principal balance plus accrued interest. As provided in the FSP, an investment contract is generally valued at contract value, rather than fair value, to the extent it is fully benefit-responsive.

The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The synthetic GICs issuers are contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The GICs included in the financial statements at contract value are as reported to the Plan by the issuers. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or otherwise.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 3	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan), (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The synthetic GIC contracts cannot be terminated by the Issuer at a value other than contract value except under a limited number of specific circumstances including termination of the Plan or failure to qualify the Plan, material misrepresentations or failure to meet material obligations by the Plan sponsor or investment manager, or other similar types of events.

The average yield of the synthetic GICs based on actual earnings was approximately 4.25% and 6.55% at December 31, 2009 and 2008, respectively. The average yield of the GICs based on interest rate credited to participants was approximately 2.32% and 3.64% at December 31, 2009 and 2008, respectively.

NOTE 4	FAIR VALUE MEASUREMENTS

On January 1, 2008, the Plan adopted Financial Statement Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and subsequent certain related staff positions. Adoption of ASC 820 did not have a material impact on the Plan’s financial statements.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of Plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets; Level 2, assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 4	FAIR VALUE MEASUREMENTS (continued)
The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2009:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$4,389,122	$4,389,122	$—	$—
Mutual Funds(a)
Large Cap Equity	50,717,855	50,717,855	—	—
Large Growth	54,439,689	54,439,689	—	—
Small Cap Equity	40,911,493	40,911,493	—	—
Large Cap Value	40,338,378	40,338,378	—	—
Balanced	55,465,674	55,465,674	—	—
International Equity	29,175,634	29,175,634	—	—
Bond	40,107,433	40,107,433	—	—

Total Mutual Funds	311,156,156	311,156,156	—	—

Synthetic Guaranteed Investment Contracts (GIC)
U.S. Treasury notes	855,766	855,766	—	—
Common collective trusts	226,838,476	—	226,838,476	—
Wrap contracts	563,381	—	—	563,381

Total GIC	228,257,623	855,766	226,838,476	563,381

Other collective trusts	5,197,896	—	5,197,896	—

Participant loans	34,321,877	—	—	34,321,877

Total Investments	$583,322,674	$316,401,044	$232,036,372	$34,885,258

(a)	See Note 1 for description of investment options and related strategies.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 4	FAIR VALUE MEASUREMENTS (continued)
The following table provides information by ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2008:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$2,075,148	$2,075,148	$—	$—
Mutual Funds(a)
Large Cap Equity	42,096,702	42,096,702	—	—
Large Growth	39,002,966	39,002,966	—	—
Small Cap Equity	23,324,802	23,324,802	—	—
Large Cap Value	28,577,105	28,577,105	—	—
Balanced	39,662,785	39,662,785	—	—
International Equity	22,276,270	22,276,270	—	—
Bond	30,730,314	30,730,314	—	—

Total Mutual Funds	225,670,944	225,670,944	—	—

Synthetic Guaranteed Investment Contracts (GIC)
U.S. Treasury notes	1,243,472	1,243,472	—	—
Common collective trusts	239,154,352	—	239,154,352	—
Wrap contracts	659,686	—	—	659,686

Total GIC	241,057,510	1,243,472	239,154,352	659,686

Other collective trusts	21,678,312	—	21,678,312	—

Participant loans	37,292,226	—	—	37,292,226

Total Investments	$527,774,140	$228,989,564	$260,832,664	$37,951,912

(a)	See Note 1 for description of investment options and related strategies.
The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year December 31, 2009.

	Wrap	Participant
	Contracts	Loans
Balance, beginning of year	$659,686	$37,292,226
Unrealized gains/(losses) relating to instruments held at reporting date	(96,305)	—

Loan repayments and disbursements (net)	—	(2,970,349)

Balance, end of year	$563,381	$34,321,877

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 4	FAIR VALUE MEASUREMENTS (continued)
The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

NOTE 5	TAX STATUS
The Plan has received a determination letter from the Internal Revenue Service dated July 2, 2002, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Pension and Investment Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt.

NOTE 6	DISTRIBUTIONS ON TERMINATION OF THE PLAN
In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

NOTE 7	INVESTMENTS
During 2009 and 2008, the Plan’s investments (including gains and losses on investments bought and sold, as well as assets held during the year) appreciated (depreciated) as follows:

	2009	2008
Company common stock	$1,829,611	$(6,494,141)
Mutual funds	63,515,796	(133,243,743)

Total appreciation (depreciation)	$65,345,407	$(139,737,884)

All investments in the Plan are participant-directed investments.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 7	INVESTMENTS (continued)
At December 31, 2009 and 2008, the following investments (participant-directed) exceeded 5% of the net assets available for Plan benefits:

	2009	2008
Vanguard Index Trust	$50,717,855	$42,096,702

Fidelity Puritan Fund	55,465,674	39,662,785

American Funds Growth Fund of America	54,439,689	39,002,966

Vanguard Small Cap Growth Index Fund	40,911,493	*

Dodge & Cox Stock Fund	40,338,378	*

PIMCO Total Return Fund	40,107,433	*

JP Morgan Chase Bank-Intermediate Bond Fund	226,183,226	238,569,636

*	Amount was less than 5% of net assets available for Plan benefits in 2008.

NOTE 8	PARTICIPANT LOANS
Participants are able to obtain loans from the Plan. Under the Plan’s loan provisions, the maximum loan allowable is one half of a participant’s vested account balance or $50,000, whichever is less. The minimum loan amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a loan. The Plan restricts the participant to no more than two loans outstanding at a time. Most loans can be repaid by the participant over a five-year period, or sooner, in full, with interest at the prime rate in effect at the time of requesting the loan. A residential loan can be repaid over a period of up to 30 years. Default on a loan by a participant is treated as a hardship withdrawal and subject to IRS penalties.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 9	NEW ACCOUNTING PRONOUNCEMENTS
In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP 157-4). FSP 157-4 amended FASB Statement No. 157 (codified as ASC 820) to provide additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to its normal market activity. FSP 157-4 also provided additional guidance on circumstances that may indicate that a transaction is not orderly and on defining major categories of debt and equity securities to comply with the disclosure requirements of ASC 820. The Plan adopted the guidance in FSP 157-4 for the reporting period ended December 31, 2009. Adoption of FSP 157-4 did not have a material effect on the Plan’s net assets available for benefits or its changes in net assets available for benefits.
In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events, which was codified into ASC 855, Subsequent Events, to provide general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. ASC 855 was amended in February 2010. The Plan has adopted ASC 855, as amended.
In September 2009, the FASB issued Accounting Standards Update 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (ASU 2009-12). ASU 2009-12 amended ASC 820 to allow entities to use net asset value (NAV) per share (or its equivalent), as a practical expedient, to measure fair value when the investment does not have a readily determinable fair value and the net asset value is calculated in a manner consistent with investment company accounting. The Plan adopted the guidance in ASU 2009-12 for the reporting period ended December 31, 2009 and has utilized the practical expedient to measure the fair value of investments within the scope of this guidance based on the investment’s NAV. In addition, as a result of adopting ASU 2009-12, the Plan has provided additional disclosures regarding the nature and risks of investments within the scope of this guidance. Refer to Note 4 for these disclosures. Adoption of ASU 2009-12 did not have a material effect on the Plan’s net assets available for benefits or its changes in net assets available for benefits.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 9	NEW ACCOUNTING PRONOUNCEMENTS (continued)

In January 2010, the FASB issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements, (ASU 2010-06). ASU 2010-06 amended ASC 820 to clarify certain existing fair value disclosures and require a number of additional disclosures. The guidance in ASU 2010-06 clarified that disclosures should be presented separately for each “class” of assets and liabilities measured at fair value and provided guidance on how to determine the appropriate classes of assets and liabilities to be presented. ASU 2010-06 also clarified the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. In addition, ASU 2010-06 introduced new requirements to disclose the amounts (on a gross basis) and reasons for any significant transfers between Levels 1, 2 and 3 of the fair value hierarchy and present information regarding the purchases, sales, issuances and settlements of Level 3 assets and liabilities on a gross basis. With the exception of the requirement to present changes in Level 3 measurements on a gross basis, which is delayed until 2011, the guidance in ASU 2010-06 became effective for reporting periods beginning after December 15, 2009. Plan management is currently evaluating the effect that the provisions of ASU 2010-06 will have on the Plan’s financial statements.

NOTE 10.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Net assets of the Plan will be recorded at fair value on the 2009 Form 5500. The following is a reconciliation of net assets available for benefits and changes in net assets available for benefits between the financial statements and the amounts that will be included in the Form 5500 as of December 31, 2009:

	2009	2008
Net assets available for benefits per the financial statements	$597,187,028	$557,685,550

Less: adjustment from fair value to contract value for fully benefit responsive investment contracts	(14,359,411)	(30,666,599)

Net assets available for benefits per the Form 5500	$582,827,617	$527,018,951

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2009 and 2008

NOTE 10	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500 (continued)

Fully benefit-responsive investment contracts are recorded at fair value on Form 5500 and contract value is recognized in net assets available for benefits in the financial statements. Consequently, the reported net asset values on Form 5500 and in the financial statements will differ and total net investment income in the financial statements may differ from the net investment income reported on the Form 5500. The net change in the fair value of investments that will be included in 2009 and 2008 Form 5500 is approximately $16,307,188 higher than, and $30,666,599 higher than, the amounts reported in the Statement of Changes in Net Assets Available for Benefits in 2009 and 2008, respectively.

NOTE 11	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

NOTE 12	RELATED PARTY TRANSACTIONS

The Plan invests in The Northern Trust Collective Short Term Investment Fund, managed by The Northern Trust Company, the trustee of the Plan. The Plan also invests in the common stock of the Corporation. These transactions qualify as party-in-interest transactions; however, they are exempt from the prohibited transactions rules under ERISA.

NOTE 13	SUBSEQUENT EVENT — PLAN MERGER

On March 31, 2007, California Wholesale Material Supply, LLC was acquired by a member of USG Corporation’s controlled group of corporations. The twentieth amendment added Supplement E to the Plan to allow for the merger of the California Wholesale Material Supply 401(k) Profit Sharing Plan (Calply) into the Plan effective April 14, 2010. As a result of this merger, net assets in the amount of $5,983,028 were transferred to the Plan on April 16, 2010. All provisions of the Plan will remain the same.

SUPPLEMENTAL SCHEDULE

SCHEDULE I
USG CORPORATION INVESTMENT PLAN
Schedule of Assets (Held at End of Year)
December 31, 2009

	Principal
	Amount/Number		Fair
	of Shares	Cost**	Value
Common Stock
USG Corporation	312,393		$4,389,122

Mutual Funds
Vanguard Index Trust	497,331		50,717,855
Fidelity Puritan Fund	3,453,653		55,465,674
American Funds Growth Fund of America	1,995,590		54,439,689
Vanguard Small Cap Growth Index Fund	2,427,982		40,911,493
Dodge & Cox Stock Fund	419,580		40,338,378
Templeton Foreign Fund	1,511,691		29,175,634
PIMCO Total Return Fund	3,713,651		40,107,433

Total Mutual Funds			311,156,156

Synthetic Guaranteed Investment Contract
U.S. Government Securities
U.S. Treasury Bonds, 2.000%, 09/30/10	285,000		288,384
U.S. Treasury Notes, 2,625%, 05/31/10	55,000		55,544
U.S. Treasury Notes, 2.125%, 04/30/10	40,000		40,258
U.S. Treasury Notes, 2.875%, 06/30/10	85,000		86,112
U.S. Treasury Notes, 2.000%, 02/28/10	120,000		120,342
U.S. Treasury Notes, 2.375%, 08/31/10	170,000		172,251
U.S. Treasury Notes, 1.500%, 10/31/2010	40,000		40,353

Total U.S. Government Securities			803,244

U.S. Treasury Notes, Other			52,522

Commingled Trust Funds
JP Morgan Chase Bank
Liquidity Fund	655,250		655,250
Intermediate Bond Fund	18,065,753		226,183,226

Total Commingled Trust Fund			226,838,476

Wrap Contracts
AIG, 1127573			187,708
Bank of America, 07-067			187,724
State Street Bank & Trust, 107099			187,949

Total Wrap Contracts			563,381

Total Synthetic Guaranteed Investment Contracts			228,257,623

Short-Term Investments
* Northern Trust Collective Short-Term Investment Fund	2,289,496		2,289,496
JP Morgan Chase Bank Liquidity Fund	2,908,400		2,908,400

Total Short-Term Investments			5,197,896

* Participant loans
(Interest rates ranging from 3.25% to 9.50%)			34,321,877

Total Investments			$583,322,674

*	Parties in interest

**	Participant directed. Cost information is not required.